Exhibit 99.1

November 9, 2005
For Immediate Release

Media Contact: Mary Anne Petrillo Director of Marketing Scientific Learning Corporation (510) 625-2218 mpetrillo@scilearn.com	Investor Contact: Jane A. Freeman Senior Vice President and CFO Scientific Learning Corporation (510) 625-2281 investorrelations@scilearn.com

Scientific Learning Reports Third Quarter 2005 Results

Oakland, CA, November 9, 2005 - Scientific Learning (NASDAQ: SCIL) today announced its revenue for the quarter ended September 30, 2005 was $9.8 million, an increase of 18% compared to $8.3 million for the quarter ended September 30, 2004.

”K-12 booked sales increased 47% in the third quarter over last year, despite two major hurricanes impacting sales in Texas, Mississippi, Louisiana, and Alabama,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “However, these sales results were below our expectations and demonstrate a lengthening sales cycle. Our increased sales capacity is beginning to produce, but has not yet reached a productivity level that compensates for the increased sales cycle. We are observing no change in educators’ strong interest in our unique family of Fast ForWord software.”

Gross margins were 82% in the third quarter of 2005, compared to 79% for the third quarter of 2004. Operating expenses in the third quarter of 2005 totaled $5.7 million, compared to $5.9 million in the third quarter of 2004. The operating profit for the three months ended September 30, 2005 was $2.3 million, compared to a $636,000 operating profit in the same quarter of 2004.

The net profit for the quarter ended September 30, 2005 was $2.3 million and basic earnings per share were $.14, compared to a net profit of $667,000 and $.04 per share in the third quarter of 2004. Diluted earnings per share were $.13 per share for the third quarter of 2005, compared to $.04 in the third quarter of 2004.

Accounts receivable were $4.9 million on September 30, 2005, compared to $5.1 million on September 30, 2004. Cash and short term investments totaled $12.5 million on September 30, 2005, compared to $10.3 million on September 30, 2004. The Company had no debt outstanding in either period.

Revenue for the nine months ended September 30, 2005 was $33.3 million, a 46% increase over the $22.8 million reported in the same period last year. The net profit for the first nine months of 2005 was $7.1 million, and basic net income per share was $.43, compared to a net profit of $326,000 and $.02 per share in the same period of 2004. Diluted net income per share was $.40 for the first nine months of 2005, compared to $.02 for the nine months ended September 30, 2004.

Business Outlook

“While there is more caution in K-12 buying decisions than we anticipated at the beginning of the year, we believe the funding environment continues to improve and the long-term outlook is positive. Based on the lengthening sales cycle, we are anticipating modest booked sales growth in the fourth quarter and an overall booked sales decline for the 2005 year in the 5% to 10% range,” stated Mr. Bowen. “Based on our increased sales capacity, record sales pipelines, expanded product offerings, growing user acceptance of the Fast ForWord family of products, and no multiple million dollar transactions in the comparison, we expect that 2006 booked sales growth will return to our historical range of 20% to 30%.”

For the year ending December 31, 2005, the Company is lowering its guidance. Revenue is expected to be in the range of $41.0 million to $42.0 million, an increase of approximately 30% to 35% from 2004. The revenue projections include both deferred revenue from sales made in previous periods and revenue from sales of licenses recognized during the period of sale. The Company expects to report a net profit for 2005 between $6.2 million and $7.0 million and basic earnings per share of $.37 to $.42. Diluted earnings per share are expected to be in the range of $.35 to $.39.

“As expected, booked sales will be well below revenue in 2005, reflecting the impact of our December 2004 strategic pricing change combined with the strong roll-off of deferred revenue from prior years,” added Mr. Bowen. “In 2006, we expect this relationship to reverse, with booked sales higher than revenue.”

For the year ended December 31, 2006, the company expects revenue to be in the range of $38.5 million to $41.5 million. Scientific Learning plans to update investors on its profit goals for 2006 by early next year.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of November 9, 2005. Scientific Learning undertakes no obligation to update its business outlook. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EST / 2:00 p.m. PST on Wednesday, November 9, 2005. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 800-688-0836 (domestic) or 617-614-4072 (international). The access code “42922716” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills.

The Fast ForWord exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by independent researchers, by evaluating the results of standardized achievement tests, and by Scientific Learning’s scientists.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release, and all statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in our results and in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures;

expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the 2004 Report on Form 10-K (Part 1. Item 1. Business), filed April 15, 2005, as amended by the Form 10-K/A filed May 26, 2005 and the Report on Form 10-Q filed August 15, 2005 (Part1, Item 2. Management’s Discussion and Analysis).

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Scientific Learning Corporation
Statement of Operations
(In thousands, except share and per share amounts)
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues:
Products	$7,261	$6,035	$25,950	$16,913
Service and support	2,551	2,255	7,386	5,911

Total revenues	9,812	8,290	33,336	22,824

Cost of revenues:
Cost of products	454	479	1,508	1,310
Cost of service and support	1,352	1,299	4,211	3,721

Total cost of revenues	1,806	1,778	5,719	5,031

Gross profit	8,006	6,512	27,617	17,793

Operating expenses:
Sales and marketing	3,476	3,630	13,303	11,211
Research and development	934	946	2,808	2,651
General and administrative	1,256	1,300	4,430	3,523

Total operating expenses	5,666	5,876	20,541	17,385

Operating income (loss)	2,340	636	7,076	408

Other income from related party	12	28	37	91
Interest income (expense) , net	89	10	311	(166)

Net income (loss) before income taxes	2,441	674	7,424	333
Provision for income taxes	179	7	279	7

Net income (loss)	$2,262	$667	$7,145	$326

Basic net income (loss) per share:	$0.14	$0.04	$0.43	$0.02

Shares used in computing basic net income (loss)	16,730,903	16,615,909	16,696,003	16,328,901

Diluted net income (loss) per share:	$0.13	$0.04	$0.40	$0.02

Shares used in computing diluted net income (loss)	17,726,151	17,648,733	17,709,823	17,484,835

Scientific Learning Corporation
Balance Sheets
(In thousands)

	September 30, 2005	December 31, 2004

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,524	$10,281
Short term investments	2,999
Accounts receivable, net	4,949	5,661
Notes and interest receivable from current and former officers	1,601	3,688
Prepaid expenses and other current assets	1,404	1,306

Total current assets	20,477	20,936

Property and equipment, net	554	755
Other assets	1,046	1,267

Total assets	$22,077	$22,958

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$246	$603
Accrued liabilities	3,533	4,338
Deferred revenue	11,706	19,981

Total current liabilities	15,485	24,922

Deferred revenue, long-term	6,700	5,803
Other liabilities	376	344

Total liabilities	22,561	31,069

Stockholders’ deficit:
Common stock	76,068	75,586
Accumulated deficit	(76,552)	(83,697)

Total stockholders’ deficit	(484)	(8,111)

Total liabilities and stockholders’ deficit	$22,077	$22,958

Scientific Learning Corporation
Statement of Cash Flows
(In thousands)

	Nine months ended September 30,

	2005	2004

Operating Activities:
Net income (loss)	$7,145	$326
Adjustments to reconcile net income (loss) to cash provided by operating activities:		—
Depreciation and amortization	547	558
Increase in interest receivable from current and former officers	(157)	(115)
Amortization of deferred financing costs	—	232
Stock based compensation	183	173
Changes in operating assets and liabilities:	—	—
Accounts receivable	712	23
Prepaid expenses and other current assets	(98)	(412)
Other assets	25	—
Accounts payable	(357)	176
Accrued liabilities	(805)	(876)
Deferred revenues	(7,378)	6,225
Other liabilities	32	48

Net cash provided by (used in) operating activities	(151)	6,358

Investing Activities:
Purchases of property and equipment, net	(150)	(522)
Purchases of investments	(2,999)
Repayment on officer loan	2,244	—

Net cash used in investing activities	(905)	(522)

Financing Activities:
Proceeds from issuance of common stock, net	299	802
Borrowings under bank line of credit		3,000
Repayments on borrowings under bank line of credit	—	(3,000)

Net cash provided by (used in) financing activities	299	802

(Decrease) increase in cash and cash equivalents	(757)	6,638

Cash and cash equivalents at beginning of period	10,281	3,648

Cash and cash equivalents at end of period	$9,524	$10,286